Exhibit 99.1

SkyPeople Fruit Juice Signed a Letter of Intent with
Liaoning Government for Fruit and Vegetable Processing Project

XI'AN, China, July 21, 2011 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU) (together with is direct and indirect subsidiaries, "SkyPeople" or the "Company"), a processor and manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang and Qin Mei Duo-branded fruit beverages in the People's Republic of China ("PRC" or "China"), today announced that it signed a Letter of Intent with the People’s Government of Suizhong County, Liaoning Province, to establish a fruit and vegetable industry chain and further processing demonstration zone in Suizhong County, Liaoning Province (the “Suizhong project”).  The Suizhong project is one of the projects promoted by Liaoning government in its efforts to further develop the agricultural product processing industry in Liaoning.

The Suizhong project may include one or more of the following: the construction and operation of fruit juice production lines, vegetable and fruit flash freeze facility, refrigeration storage facility and warehouse, a world class food safety testing center, fruit and vegetable modern supply chain and e-commerce platform, fruit and vegetable finished products processing center and exhibition center, etc.   The implementation of the project is subject to further feasibility study, including environmental study, government approval of the project (based on the feasibility study), successful bid to obtain land required for the project, the Company's ability to fund the project based on the size and scope of the project as determined though the feasibility study and he entry into definitive agreements among the parties involved in the projects.

Upon entry into the letter of intent, the Company intends to conduct a detailed and comprehensive feasibility study of the Suizhou project with a qualified independent project appraiser. The scope of the Suizhong project and the investment amount are subject to change based on the feasibility study. Upon successful completion of the feasibility study and assuming the Company is satisfied with the result of the feasibility study, the Company intends to submit the feasibility study and a detailed project proposal to the relevant government authorities for approval. If the government approves the Company’s project proposal, the parties will proceed with negotiation of the detailed terms of the project and the implementation of the Suizhou project is subject to the parties’ entry into definitive agreements for the project. The Company currently expects that it will take three to six months to complete the feasibility study, the detailed project proposal and to obtain the government’s decision on the project.

The Company entered into the letter of intent with Suizhong County, Liaoning Province as a result of attending a summit on industrialization of agriculture in the Liaoning Province. The Company was invited by the People’s Government of Liaoning Province to attend the summit, which was organized by the Liaoning Provincial People's Government. The summit was attended by leading and/or well-known domestic and multi-national companies in the industry. The Governor and Vice Governor of Liaoning Province, 14 mayors and 44 county magistrates of Liaoning Province also attended the summit. The purpose of the summit was to implement Liaoning government’s policies to promote the development of Liaoning’s agricultural product processing industry and to facilitate local governments’ cooperation with top domestic and international companies on various projects in this regard. According to a speech made by Mr. Huaming Zhao, the Vice Governor of Liaoning Province, Liaoning government has preferential policies to promote the agricultural product processing industry in the areas of public infrastructure construction and service provision, tax treatment and government loans, and will provide special funding to subsidize certain key projects. According to the Vice Governor, for certain agriculture product processing projects with a total capital expenditure beyond RMB 1 billion, the government may provide a subsidy of 10% of the total capital expenditure.

Xue Yongke, Chairman & CEO of SkyPeople, said: "We are honored to be invited to attend the summit among other leading and/or well-known, solid participants in the agricultural industry and are very pleased to enter into the letter of intent with Suizhong County. We are very encouraged by the Liaoning government’s initiatives in promoting agricultural product processing industry and its supporting policies. We are thankful to the Liaoning government’s vote of confidence in our company. We believe that exploring the Suizhou project is consistent with our strategies and efforts in looking upstream and downstream of our core business for opportunities of development and market expansion.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. ("SkyPeople (China)"). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit http://www.skypeoplefruitjuice.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of SkyPeople and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. SkyPeople is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For more information, please contact:

COMPANY

SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:      (818) 390-1272
Email:  spring_liu@skypeoplejuice.com
Web:    www.skypeoplefruitjuice.com

INVESTOR RELATIONS

MZ-HCI
John Mattio, SVP
Tel:       (212)301 7130 (US)
Email:   john.mattio@hcinternational.net
Web:     http://www.mz-hci.com